Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to incorporation by reference in the Registration Statement (Form S-8 No. 333-64222) of our report dated June 20, 2008, relating to the statement of net assets available for benefits of the Panera Bread Company Savings Plan as of December 31, 2007 and 2006, the related statement of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of assets (held at end of year) as of December 31, 2007, which report appears in the December 31, 2007 Annual Report on Form 11-K of the Panera Bread Company Savings Plan.

/s/ Brown Smith Wallace, LLC Brown Smith Wallace, LLC

St. Louis, Missouri June 20, 2008